UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2007

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement.

As previously announced, on November 7, 2007, Globalstar, Inc. (“Globalstar” or the “Company”), Wachovia Investment Holdings, LLC, as the administrative agent (“Wachovia”), the lenders under the Company’s amended and restated credit agreement and Thermo Funding Company LLC, which is controlled by James Monroe III, the Company’s Chief Executive Officer and principal stockholder (“Thermo Funding Company”), agreed that by December 17, 2007, Thermo Funding Company would receive an assignment of all of the rights (except indemnification rights) and assume all of the obligations of the administrative agent and the lenders under the credit agreement.   On December 17, 2007, with the acknowledgement and agreement of the Company and the subsidiary guarantors, Thermo Funding Company and Wachovia entered into an assignment and assumption agreement effecting this transaction.

On the same date, as authorized by a special committee consisting of two independent members of the Company’s board of directors, the Company and Thermo Funding Company entered into a second amended and restated credit agreement.  The principal amount of the credit facilities provided by, the collateral pledged to secure the new credit agreement are identical to those provided in the prior agreement.  The interest rate spreads remain unchanged at 3.25% to 3.75% for base rate loans and 4.25% to 4.75% for LIBOR loans depending on the Company’s consolidated total leverage ratio at each quarterly calculation date.

The material differences between the prior agreement and the second amended and restated credit agreement are as follows:

•                  Globalstar is permitted to incur additional term loans on an equally and ratably secured, pari passu, basis in an aggregate amount of up to $250.0 million (instead of $150.0 million) from the lenders under the credit agreement or from other banks, financial institutions or investment funds approved by the Company and the administrative agent. Globalstar has not sought or obtained commitments for these additional term loans.

•                  The $100 million delayed draw term loan may be drawn in multiple tranches in increments of $25.0 million or more (instead of one draw of $100.0 million) after January 1, 2008 and prior to August 16, 2009 without any limitation on borrowing  related to the Company’s leverage ratio.

•                  The second amended and restated credit agreement does not include a letter of credit facility, but Globalstar may cash collateralize its obligations with respect letters of credit up to $20.0 million and its existing interest rate swap agreement with Wachovia Bank, National Association.

•                  The Company’s representation and warranty as to the absence of a material adverse change applies only to events occurring after September 30, 2007 (instead of December 31, 2005) and now excludes any existing and future first-generation satellite constellation degradation or failure issues and the effects of such events on the Company.

•                  The financial covenants related to forward fixed charges and consolidated total leverage were deleted.

•                  The amount of permitted capital expenditures has been increased by approximately $370 million and applies to a six-year period (instead of five years).

•                  The minimum liquidity which Globalstar is required to maintain has been reduced to $5.0 million, which may include undrawn revolver or delayed draw term loan commitments up to $5.0 million and cash collateral pledged for the swap agreement.  The prior agreement required $25.0 million in liquidity, with up to $10.0 million included from the undrawn revolver commitment.

•                  The consolidated senior secured leverage ratio covenant does not take effect until the end of the second full fiscal quarter after 24 of the Company’s second-generation satellites are in service, and at that point the ratio cannot exceed 5.0 to 1.0 (instead of 3.5 to 1.0).

•                  The revolving credit loans and the delayed draw term loans will mature on December 31, 2012 (instead of June 30, 2010 and June 30, 2011, respectively).

•                  The amended agreement eliminates all fees to which Wachovia and the lenders were entitled, other than unused commitment fees.  Thermo Funding Company will receive unused commitment fees calculated on the same basis as under the prior agreement.

Immediately after the execution of the second amended and restated credit agreement, Globalstar borrowed the full amount available under the revolving credit facility, $50 million.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this report relating to the second amended and restated credit agreement is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On December 17, 2007, Globalstar issued a press release concerning the events reported in Item 1.01.

The information in this Item and the Exhibit attached hereto is furnished pursuant to the rules and regulations of the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits.

99.1         Press release dated December 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Vice President and
Chief Financial Officer

Date:  December 18, 2007